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                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number: 0-23596

                            C-CUBE MICROSYSTEMS INC.
             (Exact name of registrant as specified in its charter)

      1778 MCCARTHY BOULEVARD, MILPITAS, CALIFORNIA 95035, (408) 490-8000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK $0.001 PAR VALUE
            (Titles of each class of securities covered by this Form)

                                       N/A
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)    [ ]              Rule 15d-6     [ ]
          Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date: 32,240

        Pursuant to the requirements of the Securities Exchange Act of 1934 C-Cube Microsystems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: MAY 9, 2000                    BY: /s/ ALEXANDRE BALKANSKI
                                         --------------------------------------
                                         Alexandre Balkanski,
                                         President and Chief Executive Officer